POWER OF ATTORNEY

(Corporations)

I, David Malpass, as Director of UBS RMA Money Fund Inc. and UBS RMA Tax-Free Fund Inc. (each a “Corporation”), hereby constitute and appoint Joseph Allessie, Mark F. Kemper, Eric Sanders, Keith A. Weller, Jack W. Murphy, Stephen H. Bier, Julien Bourgeois, Lisa R. Price and Stephen T. Cohen, and each of them singly, my true and lawful attorneys, with full power to sign for me, in my name and in my capacity as Director of each Corporation, any amendments to the current registration statement of the Corporation on Form N-1A (as filed with the Securities and Exchange Commission) and all instruments necessary or desirable in connection therewith, and hereby ratify and confirm my signature as it may be signed by said attorneys to these amendments and other instruments.

/s/ David Malpass
David Malpass
Director

8-20-14
Date